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                                                                     Exhibit (m)

                     FIRST EAGLE SOGEN VARIABLE FUNDS, INC.

                         RULE 12b-1 DISTRIBUTION SERVICE
                               PLAN AND AGREEMENT

          Rule 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated February 18, 2000 between First Eagle SoGen Variable Funds, Inc., a Maryland corporation (the "Company"), and Arnhold and S. Bleichroeder, Inc., a New York corporation ("ASB").

          The Company is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company currently offers shares of one portfolio: First Eagle SoGen Overseas Variable Fund (referred to herein as the "Fund"). ASB acts as the principal underwriter of the Company pursuant to an Underwriting Agreement dated as of February 18, 2000. Shares of the Fund may from time to time be offered to life insurance companies (each, a "Participating Insurance Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts").

          As permitted by Rule 12b-1 (the "Rule") under the 1940 Act, the Company desires to adopt a Distribution and Service Plan and Agreement (the "Plan") pursuant to which the Fund may make certain payments to ASB for expenses incurred in connection with the distribution and service of the shares of the Fund. The Company's Board of Directors has determined that there is a reasonable likelihood that the Plan will benefit each of the Fund and its shareholders and variable contract owners.

          Accordingly, the Company hereby adopts this Plan, and the parties hereto enter into this Plan, on the following terms and conditions:

          1. The Fund shall pay ASB a distribution-related fee on the first business day of each quarter for remittance to a Participating Insurance Company, in order to pay or reimburse such Participating Insurance Company for Distribution Expenses (as defined below) incurred or paid (as the case may be) by such Participating Insurance Company and approved by the Fund's Board of Directors in the manner provided under paragraph 12 hereof based upon the average daily value of the Fund's net assets (as determined on each business day at the time set forth in the Fund's currently effective Prospectus for determining net asset value per share) attributable to the Fund's shares during the preceding quarter and shall be calculated at an annual rate of 0.25%. For purposes of calculating such quarterly fee, the value of the Fund's net assets shall be computed in the manner specified in the Fund's currently effective Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund. For purposes of this Plan, a "business day" is any day the New York Stock Exchange is open for trading.


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          2. Expenses payable pursuant to this Plan ("Distribution Expenses")
     may include, but not necessarily be limited to, the following costs:

               (a) of the printing and mailing of the Fund's Prospectuses, Statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners;

               (b) relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use with a Participating Insurance Company, or for broker-dealer only use or retail use;

               (c) of holding seminars and sales meetings designed to promote the distribution of Fund shares;

               (d) of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

               (e) of training sales personnel regarding the Fund;

               (f) of compensating sales personnel in connection with allocation of cash values and premiums of the Variable Contracts to the Fund;

               (g) personal service and/or maintenance of Variable Contract owner accounts with respect to Fund shares attributable to such accounts; and

               (h) of financing any other activity that the Fund's Board of Directors determines is primarily intended to result in the sale of shares of the Fund.

          3. All other agreements relating to the implementation of this Plan (the "related agreements") shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days' written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 7 hereof.

          4. This Plan, together with any related agreements, has been approved by a vote of the Board of Directors of the Company and of the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such plan or agreements.

          5. This Plan and any related agreements shall continue in effect with respect to the Fund for a period of more than one year from the date of their adoption or execution only


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     so long as such continuance is approved at least annually by a majority of the Board of Directors of the Company, including a majority of Independent Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements.

          6. This Plan may be amended at any time with respect to the Fund with the approval of a majority of the Board of Directors of the Company, provided that (a) any material of this Plan must be approved by the Company's Board of Directors in accordance with procedures set forth in paragraph 4 hereof and (b) any amendment to increase materially the amount to be expended by a Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).

          7. This Plan may be terminated with respect to a class or the Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Directors of the Company, (b) the vote of a majority of the Independent Directors or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).

          8. While this Plan is in effect, the selection and nomination of the Independent Directors shall be committed to the discretion of the Independent Directors then in office.

          9. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of the Fund's assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan's assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and the Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Directors of the Company in accordance with the procedures set forth in paragraph 4 hereof and (b) if the obligations of ASB under this Plan are to be performed by any organization other than ASB, upon such organization's adoption and assumption in writing of all provisions of this plan as a party hereto.

          10. ASB shall give the Company the benefit of ASB's best judgment and efforts in rendering services under this Plan. As an inducement to ASB's undertaking to render these services, the Company agrees that ASB shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect ASB against any liability to the Company or its stockholders to which ASB would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of ASB's duties under this Plan or by reason of ASB's reckless disregard of its obligations and duties hereunder.


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          11. ASB may also make payments out of its own funds for costs and expenses associated with the distribution and sale of the Fund's shares, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

          12. ASB shall submit at least quarterly reports (A) describing the Distribution Expenses with respect to the Fund incurred or paid by each Participating Insurance Company since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by the Fund and (B) requesting the payment or reimbursement therefor (as the case may be). The Board of Directors will review each quarterly report of, and request for, payment of Distribution Expenses at its regular meeting held after the making of such request, and ASB shall receive from the Fund only an amount for such Distribution Expenses as is approved by the Board of Directors, including a majority of the Independent Directors. The Fund will make payment of the amount of Distribution Expenses so approved as soon as practicable after such approval.

          13. The Company shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

          IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.


                                   FIRST EAGLE SOGEN VARIABLE FUNDS, INC.



                                   By
                                     ------------------------------------
                                               Title: Secretary


                                   ARNHOLD AND S. BLEICHROEDER, INC.


                                   By
                                     ------------------------------------
                                             Title:  Co-President





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